Exhibit 99.1

                             NASD Regulation Letter

NASD
REGULATION

An NABD Company

TELECOPIER

April 7, 2000

Mr. Brian McDonald
Equitrade Securities Corporation
23736 Birtcher Drive

Lake Forest, CA 92630

RE:      Avalon-Borden Co., Inc. Common Stock (MRD 199917149)

Dear Mr. McDonald:

The staff has reviewed the information submitted by Equitrade Securities Corporation ("EQUI") pursuant to NASD Rule 6740 and Rule 15c2-11 under the Securities Exchange Act of 1934 in connection with the above-referenced security(ies).

This letter will confirm that on April 7, 2000, acting in reliance upon the information contained in the filing, we have cleared EQUI's request for an unpriced quotation on the NQB Pink Sheets for Avalon-Borden Co., Inc. Common Stock. If EQUI decides to enter a priced quotation (bid or offer) in this security in an quotation medium. EQUI must supplement its filing with the Form
211. This supplemental filing must include the basis and factors for EQUI's priced quotation and be received by the NASD three days before the priced entry appears in a quotations medium (See Notice to Members 90-40).

Please be advised that in clearing EQUI's filing it should not be assumed that any federal, state, or self-regulatory requirements other than Rule 6740 and Rule 15c2-11 have been considered. Furthermore, this clearance should not be construed as indicating that the NASD has passed upon the accuracy or adequacy of the documents contained in your Rule 15c2-11 submission. For members who receive clearance to enter quotations on the OTC Bulletin Board, the Market Operations Unit will contact EQUI within 24 hours of receipt of this letter. If you have any questions regarding this matter, please contact the undersigned at
(301) 978-5229.

Very truly yours,

/s/ David W. McClarin
-------------------------------
David W. McClarin
Senior Compliance Examiner
OTC Compliance Unit

cc: National Quotations Bureau



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